January 9, 2013

Enclosed with this letter are amended and restated versions (the “Amended Agreements”) of the following agreements which were originally entered into between Eos Petro, Inc. and Clouding IP, LLC on December 26, 2012 (the “”Original Agreements”): (1) an Oil & Gas Services Agreement; (2) a Warrant to Purchase Common Stock; (3) a Loan Agreement and Secured Promissory Note; and (4) a Leasehold Mortgage, Assignment, Security Agreement and Fixture Filing.

The Amended Agreements modify the following provisions of the Original Agreements:

(1) all of the agreements are now between Clouding IP, LLC and Cellteck, Inc., not Eos Petro, Inc. (Cellteck Inc. is Eos Petro, Inc.’s parent company). Since Cellteck is incorporated under Nevada law, the governing law in all of the agreements other than the Mortgage has also been changed to Nevada.

(2) the shares issuable to Clouding IP, LLC under the Loan Agreement and Secured Promissory Note have been changed from shares of common stock of Eos Petro, Inc. to shares of Series B Preferred Stock of Cellteck, Inc.

(3) The obligation to record the loan within seven business days has been removed from the Loan Agreement and Secured Promissory Note.

(4) “Failure to Deliver Common Stock” has been removed from the events of default in the Loan Agreement and Secured Promissory note.

(5) the shares issuable to Clouding IP, LLC upon exercise of the Warrant to Purchase Common Stock have been changed to shares of common stock of Cellteck, Inc. Furthermore, to protect such shares from dilution upon the occurrence of an upcoming reverse stock split:

(a) the warrants will not be exercisable until effectuation of the reverse stock split; and

(b) anti-dilution provisions specifically relating to the upcoming reverse stock split have been inserted.

(6) the cashless exercise option has been removed from the Warrant to Purchase Common Stock.

(7) the warrants issuable to Clouding IP, LLC under the Oil & Gas Services Agreement are issuable in consideration of Clouding IP, LLC’s services without the need for Clouding to make an additional $5,000 payment.

The Amended Agreements amend and restate the Original Agreements in their entirety. By signing this letter and the attached Amended Agreements, the undersigned parties hereby acknowledge that: (i) they have read, understand and consent to the modifications made to the Original Agreements in the Amended Agreements; and (ii) the Original Agreements are voided in their entirety by the attached Amended Agreements and have no further effect.

EOS PETRO, INC.,	CLOUDING IP, LLC
a Delaware corporation	a Delaware limited liability company

By:	/s/ Nikolas Konstant		/s/ William R. Carter, Jr.
	Nikolas Konstant	By:	William R. Carter, Jr.
	Chairman of the Board of Directors	Its:	Managing Member

CELLTECK, INC.

a Nevada corporation

By:	/s/ Nikolas Konstant
Nikolas Konstant
Chairman of the Board of Directors

OIL & GAS SERVICES AGREEMENT

This OIL & GAS SERVICES AGREEMENT is made and entered into this 26th day of  December 2012 (the “Commencement Date”) by and between Cellteck Inc., a Nevada corporation (hereinafter referred to as “Cellteck”), and Clouding IP, LLC, a Delaware limited liability company (hereinafter referred to as “Clouding”), and hereinafter collectively referred to as the “Parties.”

WITNESSETH:

WHEREAS Cellteck is a company that is engaged in the business of oil exploration and drilling and associated business activities;

WHEREAS Clouding and its affiliates (together, the “Service Companies”) are experienced in the oil and gas services industries and have extensive relationships in the oil and gas industry;

WHEREAS the Service Companies have special abilities and experience in the oil and gas industries to which Cellteck would like access; and

WHEREAS it is the desire of the Parties to define and establish their relationship in writing and the circumstances under which the Services Companies shall provide services to Cellteck and be compensated by Cellteck therefor.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the Parties agree as follows:

1.          SERVICES. Cellteck hereby retains the Service Companies (through their authorized agent Clouding) to provide oil and gas services generally made available by the Service Companies to third parties (the “Services”) on a most favored nations basis and otherwise on the terms outlined by this Agreement. On behalf of each Service Company, Clouding hereby agrees to provide such Services, subject to the terms and conditions set forth in this Agreement. The Service Companies shall provide the Services under this Agreement in a professional manner observing the best-practices standards of care prevailing in the oil and gas industry. The Parties recognize that the Service Companies render services similar to the Services to other third parties, and, subject to the Service Companies rendering the Services in a manner required under this Agreement, this Agreement shall not restrict the Service Companies from rendering such other services. In addition to the Services, the Service Companies covenant and agree to make known to Cellteck , on a most favored nations basis, any business opportunities of a nature sought by Cellteck and that are known to any of the Service Companies.

2. RATES; SELECTION. The rates for the Services shall be on a most favored nations basis and Cellteck agrees to utilize the Service Companies for Services sought by Cellteck when, in Cellteck’s judgment and based on such criteria as Cellteck in exercise of its business judgment deems appropriate, Cellteck determines that the Service Companies are highly qualified to render the Services when, where and as needed and are also price- and time-competitive in rendering the Services.

3. TERM. The Agreement shall commence on the Commencement Date and shall continue until December 31, 2013, provided that this Agreement shall govern any Services contracted for on or prior to December 31, 2013 until the final performance of such contracted Services.

4. RESOURCE COMMITMENT. As noted above, the Services Companies shall make the Services available to Cellteck on a most favored nations basis, including with respect to commitment of the Service Companies’ resources.

5. COMPENSATION. As compensation for the Services, Cellteck will pay to Clouding the following:

•	Fees – Fees for Services on a most favored nations basis, as contracted between Cellteck and the Service Companies at the time of contracting for Services.

•	Discount to Fees – If on or prior to June 30, 2013 Cellteck’s common stock has traded above $10 per share and if during 2013 Cellteck engages any Service Company to perform Services, then such Service Company will render such Services at a 30% discount to the most favored nation rates for the first year of any such contract.

•	Warrant – As further consideration for the Services and commitment of resources provided for in this Agreement, Cellteck agrees to issue to Clouding a warrant to purchase 1,000,000 shares of common stock of Cellteck, with a three-year term and an exercise price of $3.00 per share (the “Warrants”). Cellteck and Clouding agree that Clouding may have substituted preferred stock for the common stock provided for in this clause, provided that such preferred stock provides for convertibility into a number of shares of common stock provided for in this clause.

6. REPRESENTATIONS AND WARRANTIES. Each Party hereby represents and warrants to the other (with Clouding representing and warranting on behalf of each Service Company also) that (a) it has full power and authority to execute, deliver and perform the terms and provisions of this Agreement, (b) with respect to Clouding, it has full power and authority to execute and deliver this Agreement on behalf of each Service Company, and (c) this Agreement constitutes the legal, valid and binding obligation of the Party, enforceable in accordance with its terms, except to the extent that the enforceability hereof may be limited by bankruptcy or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

7. INDEPENDENT CONTRACTORS. The Service Companies shall perform their Services hereunder as independent contractors and not as an employee of Cellteck or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that the Service Companies shall have no authority to act for, represent or bind Cellteck or any affiliate thereof in any manner, except as may be agreed to expressly by Cellteck in writing from time to time.

8. MISCELLANEOUS PROVISIONS.

(a)          Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Nevada, without giving effect to the principles of conflicts of laws thereof.

(b)          Attorney Review. The Parties acknowledges that this Agreement will have important legal consequences and imposes significant requirement on each Party. Accordingly, the Parties acknowledge that they have considered retaining or have retained legal counsel to review this Agreement and that each Party has been provided with adequate time to obtain such review.

(c)          Arbitration. The Parties agree that in the event of any and all disagreements and controversies arising from this Agreement such disagreements and controversies shall be subject to binding arbitration before Manizales Alternative Resolution Centers (“MARC”) as arbitrated in accordance with the then current Commercial Arbitration Rules of MARC to be held in Los Angeles, California before one neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either Party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that Party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither Party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other Party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such Party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (including attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. The Parties are hereby waiving any claims against each other party for any activities or prior business transactions between the parties to date. This paragraph shall survive the termination of this Agreement.

(d)          Entire Agreement. This Agreement contains the entire agreement and understanding between the parties and merges and supersedes any prior understandings or agreements, whether written or oral. The provisions of this Agreement shall be amended or waived only with the written consent of both parties hereto. No other course of dealing between the Parties or any delay in exercising any rights hereunder will operate as a waiver of any rights of either Party under this Agreement.

(e)          Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and shall be enforceable by Clouding and Cellteck and their respective successors and permitted assigns.

(f)          Nonwaiver of Rights. The failure of either Party to (i) enforce any of the provisions of this Agreement or any rights with respect thereto or (ii) exercise any election provided for herein shall in no way be a waiver of such provisions, rights or elections or in any way affect the validity of this Agreement. The failure of either Party to exercise any of said provisions, rights or elections shall not preclude or prejudice such Party from later enforcing or exercising the same or any other provision of this Agreement or any rights or elections which it has hereunder.

(g)          Notices. Except as otherwise expressly provided in this Agreement, all notices and other communications under this Agreement shall be in writing and shall be deemed effective and given upon actual delivery, if delivered by hand, or via email transmission with a confirmation provided by the other Party. Notices may also be sent via one (1) business day after the date sent by nationally recognized overnight courier service, telex or facsimile transmission, or five (5) business days after the date sent by registered or certified mail, return receipt requested, postage prepaid, addressed in each case, to the following addresses:

(i)           if to Cellteck :

Cellteck, Inc.

1999 Avenue of the Stars, Suite 2520

Los Angeles, CA 90067

Attn: CEO

+1 310 552 1556 (fax)

ceo@eos-petro.com

(ii)          if to Clouding IP, LLC:

Clouding IP, LLC

2C Terrace Way

Greensboro, NC 27403

Attn: Billy Carter

+1 (877) 455-7858

billycarter@triad.rr.com

(h)          Assignability. This Agreement may be assigned to any wholly owned affiliate of either Party to this Agreement. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either Party to any third party without the prior written consent of the other party hereto.

(i)          Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

(j)          Limitation of Liability. In no event shall either Party be liable to the other Party for any indirect, special, punitive or consequential damages, nor for any claim against the other Party made by any person or entity arising from or in any way related to this Agreement or from the services provided by hereunder, except for the liability and indemnification obligations set forth under Section 8 hereof.

(k)          Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Oil & Gas Services Agreement as of the date first written above.

Cellteck, Inc.

/s/ Nikolas Konstant

By:	Nikolas Konstant

Its:	Chairman

Clouding IP, LLC, for itself and on behalf of the Service Companies

/s/ William R. Carter

By:	William R. Carter

Its:	Managing Member

Page 5 of 5